Exhibit 10.8

MAZE THERAPEUTICS, INC.

ADVISOR AGREEMENT

THIS ADVISOR AGREEMENT (this “Agreement”) is made and entered into as of July 1, 2021 by and between Richard Scheller, an individual (“Advisor”), whose address is set forth on the last page below, and Maze Therapeutics, Inc., a Delaware corporation (the “Company”), whose address is set forth on the last page below.

The Company and Advisor agree as follows:

Section 1. Services. The Company hereby engages Advisor to provide to the Company, and Advisor agrees to provide to the Company under the terms and conditions of this Agreement, the services described on Exhibit A attached hereto and incorporated herein by reference and such other services for which the parties may mutually agree from time to time (hereinafter the “Services”). Advisor agrees to make herself available to render the Services at such times and locations as may be mutually agreed, from time to time, as requested by the Company. Advisor’s title shall be “Special Advisor” and “Member of Scientific Advisory Board” for so long as he is providing the Services.

Section 2. Compensation.

(a) Advisor shall receive $60,000 annually, payable in equal monthly payments. Advisor shall invoice the Company monthly, setting forth in such reasonable detail as may be required by the Company the actual Services rendered and time spent thereon, as well as any expenses incurred in accordance with Section 3 of this Agreement for which reimbursement is sought. All undisputed payments will be made by Company within forty-five (45) days from Company’s receipt of Advisor’s invoice.

(b) Subject to approval by the Board of Directors of the Company (the “Board”), and as consideration for the Services, the Company will grant Advisor 78,185 options to purchase shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), under the Company’s 2019 Equity Incentive Plan, at a per share purchase price equal to the fair market value of a share of Common Stock as determined by the Board on the date of such grant. One twelfth (1/12) of the shares will vest monthly over the one-year period immediately following the date of grant, subject to Advisor’s continued performance of the Services with the Company. In consideration for the Services provided to the Company, Advisor shall also receive cash compensation in the manner set forth on Exhibit A attached hereto.

Section 3. Expenses. The Company shall reimburse Advisor for reasonable necessary out-of-pocket expenses incurred by Advisor in the performance of the Services, provided such out-of-pocket expenses are approved in advance by an officer of the Company, and are supported by reasonable documentation. Such expenses shall include travel expenses of Advisor to the Company’s offices. Where travel expenses shall include the cost of airfare, Advisor shall obtain approval in advance by an officer of the Company.

Section 4. Independent Contractor. Advisor is not, nor shall Advisor be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore Advisor shall not be entitled to any benefits provided by the Company to its employees (including such items as health and disability benefits). Advisor’s status and relationship with the Company shall be that of an independent contractor and consultant. Advisor shall not state or imply, directly or indirectly, that Advisor is empowered to bind the Company without the Company’s prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. Advisor will be solely responsible for payment of all charges and taxes arising from his or her relationship to the Company as an Advisor.

Section 5. Cancellation of Services. Either party may at any time terminate the performance of all or any portion of the Services to be provided hereunder upon thirty (30) days prior written notice to the other stating its intention to terminate and specifying the portion of the Services to be terminated and the date upon which such termination shall be effective.

Section 6. Term of Agreement; Termination. The term of this Agreement and Advisor’s Services hereunder shall commence as of the date of this Agreement and, unless terminated earlier as a result of the death, physical incapacity or mental incompetence of Advisor, which shall result in automatic termination, or pursuant to Section 5 of this Agreement, shall continue in effect for a period of one (1) year commencing on the date of this Agreement (the “Initial Term”). The term of this Agreement shall automatically be extended beyond the Initial Term for one or more additional year periods (individually, an “Additional Term”), unless either party desires not to extend the term of this Agreement for an Additional Term, in which case such party shall give the other party at least thirty (30) days’ prior written notice of the intention not to extend the Agreement for an Additional Term. Except as otherwise explicitly provided herein, the provisions of Sections 7 through 18 of this Agreement shall survive the termination or expiration of this Agreement for any reason.

Section 7. Representations and Warranties of Advisor. Advisor represents and warrants to the Company that:

(i) with respect to any information, know-how, knowledge or data disclosed by Advisor to the Company in the performance of this Agreement, Advisor has the full and unrestricted right to disclose the same; and

(ii) the provision of Services by Advisor to the Company does not and will not breach any agreement with any employer, former employer or other third party, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by Advisor prior to her Services to the Company, and Advisor has not entered into, and will not enter into, any agreement, either written or oral, in conflict with her obligations under this Agreement.

Section 8. Covenants of Advisor.

(a) Except as provided in Section 17 hereof, Advisor agrees that during the term of this Agreement, Advisor shall not become employed by or perform consulting or advisory services, which includes serving as a member of another scientific advisory board, for any person, association, company, entity or other for profit organization (any of the foregoing, the “Activities”) that is, or, as a result of such Activities, would become, a competitor in the Field (as defined in Section 9 below) or otherwise would create for Advisor a conflict of interest with Advisor’s obligations to the Company. Advisor has listed on Exhibit B any person, association, company, entity or other organization (whether for profit or not for profit) that Advisor currently performs consulting or advisory services for and agrees to notify the Company in advance of any new consulting or advisory services engagements, other than ad hoc consultation, to allow the Company to verify that there are no conflicts between Advisor’s Activities and those of the Company. After receipt of such notice from Advisor or upon learning of any such Activities, the Company shall have the right, but not the obligation, to terminate this Agreement and Advisor’s relationship with the Company for convenience, and such termination will be deemed effective from the day such notice was provided to the Company or, if Advisor provided no notice, from the time Advisor commenced the Activities. For the avoidance of doubt, the parties agree that nothing in this Section 8 prohibits Advisor from engaging in academic or non-profit research work in collaboration with academic or for- profit institutions. Advisor agrees that he shall not use any of Institution’s (as defined below) funding, materials or facilities in the creation or development of any intellectual property rights or other similar, corresponding or equivalent rights of the Company, including, without limitation, patents and patent applications (“Company Intellectual Property”). Advisor agrees that he will not perform services for any Institution which will vest any right, title or interest of such Institution in or to any Company Intellectual Property. Advisor is not, nor will become, party to any contract, license or agreement with any Institution that grants to such entity any right or license with respect to Company Intellectual Property. For the purposes hereof, “Institution” means any governmental entity, educational institution (including any university or college), research center or not-for-profit institution.

(b) During Advisor’s provision of Services to the Company, Advisor will not improperly make use of, or disclose, any information or trade secrets of any former or concurrent employer or other third party, nor will Advisor bring onto the premises of Company or use any unpublished documents or any property belonging to any concurrent or former employer or other third party, in violation of any lawful agreements with that former or concurrent employer or third party. Advisor will use in the delivery of the Services only information that is generally known and used by persons with training and experience comparable to her own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

(c) Advisor will comply with all laws and regulations applicable to Advisor’s obligations under this Agreement.

Section 9. Confidentiality. Advisor agrees to hold all Confidential Information (as hereinafter defined) of the Company (or other parties whose Confidential Information the Company has in its possession under obligations of confidentiality) in trust and strict confidence and, except as may be authorized by the Company in writing, shall not use for any purpose other than the performance of the Services under this Agreement, nor disclose such Confidential Information to any person, association, company, entity or other organization (whether for profit or not for profit).

As used herein, “Confidential Information” shall mean all knowledge and information which Advisor has acquired or may acquire as a result of, or related to, his or her relationship with the Company, including but not limited to, information concerning the Company’s business, finances, operations, strategic planning, research and development activities, products, molecules, organisms, laboratory materials, prototypes, cell lines, inventions, research developments, improvements, processes, trade secrets, services, cost and pricing policies, formulae, chemical structures, diagrams, schematics, notes, data, memoranda, methods, know- how, techniques, inventions, and marketing strategies. Confidential Information shall also include information received by the Company from third parties under an obligation of confidentiality. Notwithstanding the foregoing sentence, but subject to Section 10 hereof, such Confidential Information does not include (i) information which is or becomes publicly available (except as may be disclosed by Advisor in violation of this Agreement), (ii) information acquired by Advisor from a third-party source other than the Company or any of its employees, officers, directors, Scientific Advisory Board members, affiliates, agents or shareholders, which source legally acquired such information under no obligation of confidentiality, or (iii) information of a general nature regarding the Field known to Advisor prior to advising the Company or acquired by Advisor during the term hereof by reason of his or her other business activities; (iv) information that was or is independently developed by Advisor without reference to Company Confidential Information; or (vi) information that is required to be disclosed by law, regulation or judicial or administrative process. For the purposes hereof, the “Field” means target identification and target validation through the use of genetic tools in diseases of interest to the Company as detailed in Exhibit C and as subject to periodic revision as agreed upon in writing by Advisor and the Company.

Section 10. Ownership of Work Product. Advisor shall communicate in writing and disclose to the Company promptly and fully all concepts, inventions, formulae, molecules, chemical structures, organisms, trade secrets, know-how, technical or business innovations, writings or other works of authorship and patents or patent rights created, reduced to practice, or conceived by Advisor during the term of this Agreement (whether or not patentable or copyrightable and whether made solely by Advisor or jointly with others) which result from the Services that Advisor performs for the Company or which result from information derived from the Company or its employees, officers, directors, Scientific Advisory Board members, affiliates, agents or shareholders (all of the foregoing herein collectively and individually called “Works”). Advisor will perform Advisor’s obligations under this Section 10 without further compensation.

The Works are being created at the instance of the Company and shall be deemed to be “works made for hire” under the United States copyright laws, unless such laws are inapplicable by their specific terms. If such laws are inapplicable or in the event that the Works, or any part thereof, are determined by a court of competent jurisdiction not to be a work made for hire under the United States copyright laws, Advisor hereby irrevocably and unconditionally assigns and transfers and to the extent any such assignment cannot be made at present, will assign and transfer to the Company all Works, and this Agreement shall operate as an irrevocable and unconditional assignment by Advisor to the Company of, all of Advisor’s right, title and interest (including, without limitation all rights in and to the copyrights throughout the world, including the right to prepare derivative works and the right to all renewals and extensions) in the Works in perpetuity. The Company shall have the right to use the whole Works, any part or parts thereof, or none of the Works, in its sole discretion. All original material submitted by Advisor to the Company as part of the Works or as part of the process of creating the Works shall be the property of the Company whether or not the Company uses such materials. No rights or licenses are reserved to or implied for Advisor in the Works or any such materials. At the Company’s request, Advisor shall promptly execute documents evidencing or in connection with the Company’s ownership or registration of the Works, including copyright ownership or registration, in accordance with the terms of this Agreement.

Advisor agrees to cooperate with the Company to perfect title to the Works, to execute or provide upon request any assignments, applications for letters patent of the United States, letters patent, any legal equivalent thereof of any foreign country or any other lawful documents and likewise to perform any other lawful acts which may be deemed necessary to secure fully the Works to the Company, its successors, assigns, and legal representatives, but at its or their expense and charge, including the execution of applications for patents in foreign countries, and the execution of substitution, reissue, divisional or continuation applications, and/or preliminary or other statements and the giving of testimony in any interference or other proceeding in which the Works or any application or patent directed thereto may be involved.

Section 11. The Company Data. Any data or other materials furnished by the Company for use by Advisor in connection with the Services (“Company Data”) shall remain the sole property of the Company and will be held in trust and confidence by Advisor in accordance with Section 9, as Confidential Information.

The Company may require the return of Company Data furnished to Advisor upon written notice to Advisor requesting such return, and in any event Advisor shall promptly return such Company Data upon termination of this Agreement.

Section 12. Advertising. Advisor shall not in any way or in any form publicize or advertise in any manner the fact that Advisor is performing the Services without the prior written consent of the Company. The Company may freely publicly disclose that Advisor is a consultant of the Company and may freely publicly disclose the Services performed by Advisor pursuant to this Agreement.

Section 13. Restriction on Solicitation. During the term of this Agreement and for a period of one (1) year thereafter, Advisor shall not recruit or otherwise solicit, entice or induce any employees, consultants, customers, vendors, contract research organizations or contract manufacturing organizations of the Company or any of its subsidiaries or affiliates to terminate their employment or consulting relationship with, or otherwise cease their relationships with the Company or any of its subsidiary or affiliates.

Section 14. Indemnification/Release. Advisor agrees to take all necessary precautions to prevent injury to any persons (including employees of the Company) or damage to property (including the Company’s property) during the term of this Agreement. Advisor agrees to indemnify and hold the Company harmless from and against any and all claims, demands, liabilities, damages, costs, or expenses (including without limitation attorney’s fees, back wages, liquidated damages, penalties or interest) resulting from Advisor’s failure to collect, withhold, or pay any and all federal or state taxes required to be withheld or paid by employers or employees, including, without limitation, any and all income tax, social security, and F.U.T.A. taxes.

Section 15. Miscellaneous. This Agreement together with all exhibits hereto, including the Purchase Agreement, contains the entire understanding of the parties with respect to the matters contained herein, and supersedes all proposals and agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. The Company shall have the right to assign this Agreement to its successors and assigns and this Agreement shall inure to the benefit of and be enforceable by said successors or assigns. Advisor may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company and this Agreement shall be binding upon Advisor’s heirs, executors, administrators and legal representatives. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflict of laws rules that would require the application of laws of any other jurisdiction. This Agreement may not be modified or amended except in writing signed or executed by Advisor and the Company. In the event any provision of this Agreement is held to be unenforceable or invalid because it is overbroad or too far reaching, such provision shall be deemed to be revised so that it applies to the maximum extent permitted by law. Advisor acknowledges that a breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and the Company shall be entitled to seek injunctive relief or a decree for specific performance, and such other relief as may be proper (including monetary damages, if appropriate). All notices under this Agreement will be effective (i) upon personal or facsimile delivery, (ii) two (2) business days after deposit in the United States mail as registered or certified mail postage fully prepaid, or (iii) one (1) business day after pickup by any overnight commercial courier service, in each case sent or addressed to the Company at its principal office or to Advisor at the address set forth on the signature page hereto, as the case may be, or at such other address as either may from time to time designate in writing to the other.

Section 16. Conflicts. The Company acknowledges that as of the date first written above Advisor is an employee of the Institution. Nothing in this Agreement shall be construed to conflict with Advisor’s obligations and duties as such to not disclose such protected information to Company or any third party, and to fully comply with his/her pre-existing employment obligations to the Institution and other applicable regulations (the “Applicable Policies”). Advisor will promptly inform the Company in writing of any changes or additions to the Applicable Policies to the extent Advisor has knowledge thereof. In the event any of the Applicable Policies will in the Company’s judgment interfere with Advisor’s performance of the Services, the Company may terminate this Agreement immediately. In the event that the performance of the Services will result in a violation of the Applicable Policies resulting in Advisor’s termination as an employee of the Institution, Advisor may terminate this Agreement immediately. Nothing herein shall be interpreted to limit Advisor’s right to participate in any agreements or activities on behalf of the Institution regardless of whether such agreements or activities involve any organization or Activities described in Section 8; provided, that the foregoing shall only be applicable to Advisor solely in her capacity as an employee of the Institution; and further provided, that in no way shall the foregoing alter Advisor’s nondisclosure obligations set forth in Section 9 of this Agreement.

Section 17. Defend Trade Secrets Act of 2016. Advisor acknowledges receipt of the following notice under 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date last below written.

ADVISOR	MAZE THERAPEUTICS, INC.

/s/ Richard Scheller	By: /s/ Jason Coloma

Name: Richard Scheller	Name (Print): Jason Coloma
Title: Chief Executive Officer

Address:	Address:

Date:	Date:

EXHIBIT A

Description of Services

(a)	Consulting services to Company chief executive officer

(b)	Scientific Advisory Board (“SAB”) Membership:

•	Attend in-person or by video conference and participate in up to two (2) full- day meetings per year.

•	Provide strategic scientific guidance to the Company regarding product development programs.

•	Advise the Company regarding ideas and concepts for new product areas and make recommendation on future scientific directions.

•	Provide contacts within the scientific community.

(c)	Provide advice to the Company in all of the following areas, as appropriate:

•	Advising on key discovery and development projects;

•	Advising on attracting external projects, new ideas and new investigators;

•	Advising on the conceptualization of new inventions;

•	Advising on the recruitment of excellent people to the Company’s team and SAB; and

•	Participating in major business development meetings as an advisor to the Company and advising on attracting a major partnership.

(d)	Consulting Services

•	Provide consulting services of a minimum of 2 hours per month.

(e)	Attend outside meetings and participate in telephone discussions as an advisor to the Company. For example:

•	Regulatory discussions;

•	Corporate development meetings; and

•	Fundraising meetings.

(f)	Recruiting

•	Suggest candidates for key positions in the Company, advisors and SAB members.

•	Referencing on candidates.

(g)	Scientific

•	Refer scientific information to the Company as appropriate.

EXHIBIT B

Conflicts

EXHIBIT C

Field